Exhibit 99.1

Compass Diversified Holdings	Investor Relations Contact:
Jim Bottiglieri	KCSA Worldwide
Chief Financial Officer	Jeffrey Goldberger / Nick Rust
203.221.1703	212.896.1249 / 212.896.1299
jim@compassequity.com	jgoldberger@kcsa.com / nrust@kcsa.com
Compass Diversified Holdings Announces
Credit Facility Expansion with Madison Capital
WESTPORT, CT – December 10, 2007 – Compass Diversified Holdings (NASDAQ: CODI) and Compass Group Diversified Holdings LLC (collectively, the “Company” or “CODI”) announced today that CODI has successfully expanded its outstanding credit facility, by amending its existing Credit Agreement, originally dated November 21, 2006, among a group of lenders (collectively, the “Lenders”) led by Madison Capital Funding LLC (“Madison”) as Agent for all of the Lenders (the “Credit Agreement”). The amended Credit Agreement provides for a $325 million revolving line of credit, subject to borrowing base restrictions, as well as a new $150 million term loan. The amended Credit Agreement includes a provision that allows the Company to increase the revolving credit commitment by up to $25 million and the term loan by up to $150 million, subject to certain restrictions, over the next two years. The revolving line of credit matures on December 7, 2012. The term loan requires quarterly repayments of $500,000 commencing on March 31, 2008 with a final payment of all remaining principal and interest due on the maturity date of December 7, 2013.
The revolving line of credit under the original Credit Agreement was $300 million. The Company used the funds from its new term loan to repay $44 million of the previously outstanding revolving line of credit borrowings and to pay approximately $5 million of related transaction fees and expenses. As a result of the refinancing and increase of the amount available under the Credit Agreement, the Company increased its cash balance by approximately $101 million. The Company intends to use this cash, as well as the availability under the revolving line of credit to pursue acquisitions of additional businesses, including add-on acquisitions for existing subsidiaries, provide for future working capital requirements of the Company’s subsidiaries, and for other general corporate purposes.
The Company’s Chief Financial Officer, Jim Bottiglieri, said, “We are pleased to have expanded our credit facility at a time when we anticipate significant opportunities to acquire attractive businesses on favorable terms and at valuations that are accretive to our cash flow.”
Investor Relations, Public Relations & Marketing Communications

Details on the Madison facility will be available on the Company’s Form 8K, to be filed with the Securities and Exchange Commission by December 11, 2007.
About Compass Diversified Holdings (“CODI”)
CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms or wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders, which are intended to be steady and growing over the long term.
Subsidiary Businesses
Aeroglide Holdings, Inc. and its consolidated subsidiaries, referred to as Aeroglide, is a designer and manufacturer of industrial drying and cooling equipment, primarily used in the production of a variety of human foods, animal and pet feeds, and industrial products. Aeroglide is based in Cary, NC.
American Furniture Manufacturing, Inc., and its consolidated subsidiaries, referred to as American Furniture, is a low-cost manufacturer of upholstered stationary and motion furniture, including sofas, loveseats, sectionals, recliners and complementary products. American Furniture has the ability to ship any product in its line within 48 hours of receiving an order. American Furniture is based in Ecru, MS.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH and operates 144 branch locations in 18 states.
Compass AC Holdings, Inc. and its consolidated subsidiaries, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO.

Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL.
Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high-performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Anaheim, CA.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2006 and the Form 10Qs filed by CODI for the quarters ended March 31, 2006, June 30, 2006, September 30, 2006, March 31, 2007 June 30, 2007and September 30, 2007 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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